Exhibit 10.1

August 5, 2026

Keith Costello
[Address Redacted]

Dear Keith,
Rimini Street, Inc. (Rimini Street) is pleased to provide this offer of employment to you as Executive Vice President & Chief Operating Officer (“COO”), reporting to Seth Ravin, CEO (“Offer of Employment”). The Chief Operating Officer job description is enclosed. You will be based in your home office in Arizona, with a targeted start date of August 17, 2026 (“Start Date”).
Your annual salary will be $460,000, which per pay period will be $19,166.67, paid semi-monthly, subject to required withholding and deductions. You will have the opportunity to participate in the Company Bonus Plan with a target bonus of 81.74% of your annual salary at 100% achievement of all objectives, with the ability to earn more with overachievement. The Company Bonus Program terms and conditions are described in the Company Bonus Plan Document.

Subject to the approval of Rimini Street’s Board of Directors (“the Board”), you shall be granted an option (the “Option”) to purchase 150,000 shares of Rimini Street Common Stock, at an exercise price equal to the fair market value of such shares on the date of the grant as determined by the Board. The Option shall be granted pursuant to and upon the terms set forth in the Rimini Street, Inc. 2013 Equity Incentive Plan (the “Plan”). So long as you remain actively employed by Rimini Street, the Option shall vest ratably on the first, second, and third anniversaries of the grant date. Such Option shall be subject to the terms and conditions of the Company's Stock Option Plan and a Stock Option Agreement to be entered into between you and the Company, including vesting requirements, and shall be effective only upon approval of the grant by the Board. You will be required to agree to all terms and conditions within the Notice of Stock Option Grant and Stock Option Agreement in order to participate in the program. Once your grant has been approved by the Board, E*TRADE will send you an email notifying you to open your account and review/accept your award.

Subject to the approval of the Board, you shall be granted 150,000 Restricted Stock Units (“RSUs”) of Rimini Street on the date of the grant as determined by the Board. The RSUs will be granted under, and subject to the terms and conditions of, the Plan, as well as the terms and conditions to be set forth in the related RSU award agreement (the “RSU Agreement”) delivered pursuant to the Plan. So long as you remain actively employed by Rimini Street, the RSUs shall vest ratably on the first, second, and third anniversaries of the grant date. You will be required to agree to all terms and conditions within the RSU Agreement in order to participate in the program. Once your grant has been approved by the Board, E*TRADE will send you an email notifying you to open your account and review/accept your award.

As a Section 16 Officer of the Company, you will participate in the Company’s Long-Term Incentive Plan (“LTI Plan”). Starting in 2027 and each year after, the COO’s Total Target Dollar Value of LTI Plan awards will be set to equal 50% of the CEO’s Total Target Dollar Value of LTI Plan awards as set by the Board of Directors and/or a Shareholder Vote. The Board of Directors reserves the unilateral right to adjust or make any changes to the overall LTI Plan.
Rimini Street, Inc.
Worldwide Headquarters 1700 S. Pavilion Center Drive, Suite 330, Las Vegas, NV 89135 USA
Phone: +1 702.839.9671 | Toll-Free: +1 888.870.9692 |     Fax: +1 702.973.7491 | riministreet.com

If your employment is terminated by the Company (1) without Cause (as defined hereinbelow) or (2) if you terminate your employment for Good Reason (as defined hereinbelow), the Company shall (i) continue to pay your base salary in effect as of the date of termination for a period of twelve (12) months from the date of termination in accordance with the Company's standard payroll practices; and (ii) pay your 12 months Target Bonus; and (iii) cover the premiums for a period of twelve (12) months after the date of termination if you elect to continue health insurance coverage under the Consolidated Budget Reconciliation Act of 1985, as amended ("COBRA"). You shall be solely responsible for filing any necessary paperwork for COBRA coverage.

If your employment is terminated either by the Company without Cause or if you terminate your employment for Good Reason within twenty-four (24) months following a Change of Control (as defined hereinbelow), then one hundred percent (100%) of your then outstanding unvested equity awards granted pursuant to the Company’s 2007 Stock Plan, 2013 Equity Incentive Plan, LTI Plan or any other equity incentive plan approved by the Board shall vest as of the date of such termination. In addition, the Company shall (i) continue to pay your base salary in effect as of the date of termination for a period of twelve (12) months from the date of termination in accordance with the Company's standard payroll practices; and (ii) pay your 12 months Target Bonus; and (iii) cover the premiums for a period of twelve (12) months after the date of termination if you elect to continue health insurance coverage under the Consolidated Budget Reconciliation Act of 1985, as amended ("COBRA"). You shall be solely responsible for filing any necessary paperwork for COBRA coverage.

You will receive no severance for Termination for Cause, and no severance will be paid if you voluntarily resign.

As a condition precedent to receipt of the severance benefits described above (including acceleration of option vesting), you must (A) execute and deliver to the Company, and not revoke within any applicable revocation period, a full general release of all claims, known and unknown, against the Company and its successors, assigns, officers, directors, employees, agents, attorneys, affiliates, stockholders and insurers in a form acceptable to the Company, and (B) continue to comply in full with your Employee Intellectual Property and Confidentiality Agreement. If you do not execute and deliver the release described in clause (A) above within twenty-one (21) days after the date of termination (or such longer period as the Company may provide), the Company shall have no further obligation to provide you with any severance benefits (or accelerated vesting of options).

Definitions:
“Change of Control” shall mean (i) the Company's sale or other disposition of all or substantially all of its assets, (ii) the acquisition of the Company by another entity (other than a reincorporation for the purpose of changing the Company's domicile) by means of merger or other form of corporate reorganization in which the outstanding shares of this Company are exchanged for securities or other consideration issued by or on behalf of the acquiring corporation as a result of which the stockholders of the Company immediately prior to such transaction hold less than fifty percent of the voting power of the surviving or resulting corporation, or (iii) the closing of the transfer, in one transaction or a series of related transactions, of more than fifty percent (50%) of the Company's voting securities; provided that the sale of the Company's equity securities, in a bona fide equity financing shall not be deemed to be a Change of Control;

“Cause” shall mean (i) gross negligence or willful misconduct in the performance of your duties to the Company, (ii) failure to meet the Company's expectations in the performance of your job duties, after receipt of notice and a reasonable opportunity of up to 30 days to cure your performance deficiencies; (iii) a material and willful violation of any federal or state law in the course of your performance of duties to the Company, (iv) commission of any act of fraud with respect to the Company, (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company , (vi) behavior that would not be appropriate for a C-Level executive of a public corporation and could bring reputational harm to the Company and inhibit your ability to perform the role of COO effectively going forward or (vii) an inability, due to mental or physical disability, to perform the essential functions of your position, even with reasonable accommodation.
“Good Reason” shall be deemed to exist if (i) there is a material reduction of your position or operating responsibilities with the Company or its successor, or (ii) there is a reduction of your base pay cash compensation in excess of twenty five percent (25%). In order for your resignation to be deemed for Good Reason, you must notify the Company in writing that such condition constitutes Good Reason for resignation, give the Company at least thirty (30) days to cure such condition, and then resign, within ninety (90) days of the date that the Company can establish you had reasonable notice of such condition.
As a regular employee working at least 30 hours per week, you are also eligible to participate in our comprehensive benefits program, summarized in the attached Employee Benefits Guide.

This Offer of Employment supersedes any other offer. This Offer of Employment and your continuing employment are contingent on:
•Acceptable results from background and reference checks as well as verification of your employment history.
•Providing verification of your eligibility for employment in the United States.
•No restrictions on public company service as deemed by the US SEC or other governing bodies.
•Please be advised that, while you may decline employment verification with your current employer at this time, we reserve the right to verify your current employment after your start date.

As well as your acceptance and execution of the following documents:
•The Rimini Street Employee Intellectual Property and Confidentiality Agreement
•Acceptable Use Policy
•Injunction Compliance and Third-Party IP Handling Policy
•Acknowledgment of the Employee Handbook

This Offer of Employment is based on your individual skills and talent and not based on a desire to benefit from any trade secrets, proprietary or confidential information and materials belonging to third parties (“Third Party Confidential Information”). In fact, you are not permitted to bring to Rimini Street, nor use at Rimini Street, any Third-Party Confidential Information. Rimini Street respects Third Party Confidential Information of others.

This Offer of Employment will expire on Friday August 7 at 5:00 PM Pacific Time and is not meant to be construed as an employment contract. Your employment with Rimini Street will be "at will," meaning that either you or Rimini Street can terminate your employment at any time, for any reason or no reason, subject to the terms of this Offer of Employment which shall be valid continuously until termination of employment and completion by the parties of any post-termination duties and obligations under this Offer of Employment.

To accept this Offer of Employment and this position, kindly sign below and return to us. Upon acknowledgement of your acceptance, you will receive instructions to complete the required documents, payroll and benefit information, and other items as appropriate for your new position.

I look forward to working with you.

Regards,
/S/ Seth A. Ravin
Seth A. Ravin, CEO

I, Keith Costello, hereby accept this Offer of Employment:

/S/ Keith Costello	08/07/2026
Signature	Date